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Exhibit 99.1

Dividend Capital Trust Announces the Acquisition of a Distribution
Facility in Rancho Cucamonga, California

DENVER, October 20, 2003 /PRNewswire/—Dividend Capital Trust announced today that it has closed the acquisition of a distribution facility with 201,793 square feet in the Rancho Technology Park, a master planned business park in Rancho Cucamonga, California, for a purchase price of approximately $10.0 million. Completed in 2002, the building was developed by The Opus Group of Companies, a leading national developer of distribution space.

        Rancho Cucamonga is part of the Inland Empire, a major industrial submarket of Los Angeles containing approximately 270 million square feet of industrial space. The building is located less than two and a half miles from the Ontario International Airport and has excellent access to major interstate highways including Interstate 10 and Interstate 15.

        In an earlier statement, Thomas G. Wattles, Dividend Capital's Chairman and Chief Investment Officer said, "The purchase of this facility is consistent with our strategy to acquire quality distribution space in key target markets." Mr. Wattles added, "Today the Inland Empire is one of the strongest industrial markets in the country. Over time, Dividend Capital expects to build a major presence in the Inland Empire."

        Currently, the building is 100% leased to two logistics industry companies, CHEP USA and Ozburn-Hessey Logistics (OHL). CHEP, a wholly-owned subsidiary of the privately-held Brambles Group, operates globally and distributes, collects, reworks and reissues more than 200 million pallets and containers annually. With more than 100,000 customers worldwide, CHEP serves customers such as Wal-Mart, Procter & Gamble, SYSCO, Carrefour, Kellogg's, Kraft, Nestle, The Home Depot, Tesco, Unilever, Hewlett Packard, Ford and General Motors.

        As a full service logistics company with over 50 years of experience, OHL provides distribution services, transportation management and equipment sourcing to large national and regional companies. OHL has 2,000 employees and operates distribution and warehousing facilities in 25 cities across 13 states.

        Dividend Capital Trust, a Denver-based REIT, is committed to becoming a leader in providing quality distribution space to its customers across the country. Dividend Capital expects to achieve this through the acquisition of high quality facilities in major distribution markets and through strategic alliances with leading developers. For additional information on Dividend Capital, please visit our web site at http://www.dividendcapital.com.

        This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Dividend Capital Trust's control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to identify and acquire properties on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes and other risks and uncertainties detailed from time to time in Dividend Capital Trust's filings with the Securities and Exchange Commission.

For Immediate Release October 20, 2003	Contact: Dividend Capital / 303-228-2200 www.dividendcapital.com

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Dividend Capital Trust Announces the Acquisition of a Distribution Facility in Rancho Cucamonga, California